UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2004

DAVITA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4034	No. 51-0354549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Hawaii Street

El Segundo, California 90245

(Address of principal executive offices including Zip Code)

(310) 536-2400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 14, 2004, the Board of Directors of DaVita Inc. (the “Company”) approved the appointment of Tom Kelly, age 53, as the Company’s Executive Vice President. From 1994 until joining the Company, Mr. Kelly served as the President and Chief Executive Officer of Mercy Health Plans, Inc., a licensed health maintenance organization operating in Illinois, Missouri, and Texas. Mr. Kelly currently serves as a director of Fidelis Care New York, a provider-sponsored non-profit healthcare plan operating exclusively in New York. Neither Mercy Health Plans, Inc. nor Fidelis Care New York is a parent, subsidiary, or affiliate of the Company.

On June 7, 2004, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Kelly. Pursuant to the Agreement, Mr. Kelly will receive an annual base salary of $450,000 and is eligible to receive a performance bonus of up to $300,000, as determined by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board of Directors. Under the terms of the Agreement, Mr. Kelly will be paid a housing bonus in the amount of $100,000 at the end of the first, second, and third year of the Agreement, and a housing bonus in the amount of $50,000 at the end of the fourth and fifth year of the Agreement.

In accordance with the Agreement, Mr. Kelly was granted stock options to purchase 187,500 shares of the Company’s common stock at an exercise price of $31.47 (as adjusted to reflect a three-for-two split of the Company’s common stock effective June 16, 2004). The options have a five year term and vest over a four year period, with 25% vesting on each anniversary date of the grant. As additional compensation, Mr. Kelly received 15,000 shares of the Company’s restricted stock units (as adjusted to reflect the stock split), entitling Mr. Kelly to the same number of full shares of the Company’s common stock. The 15,000 shares of restricted stock units will fully vest on the second anniversary of Mr. Kelly’s date of hire. Mr. Kelly also received 22,500 shares of restricted stock units (as adjusted to reflect the stock split), entitling him to the same number of full shares of the Company’s common stock. The 22,500 shares of restricted stock units will vest over a five year period, with one-third vesting on the third, fourth, and fifth anniversary date of Mr. Kelly’s date of hire. Notwithstanding the foregoing, Mr. Kelly’s entire award of stock options and restricted stock units will immediately vest upon a change of control.

Under the terms of the Agreement, Mr. Kelly is an “at-will” employee, which means that either Mr. Kelly or the Company may terminate his employment at any time. In the event that Mr. Kelly’s employment is terminated without material cause, he resigns for good cause, or he is constructively discharged, Mr. Kelly is entitled to receive his base salary for a period of two years following such termination and health benefits for a period of eighteen months following termination. Mr. Kelly is entitled to receive his base salary for a period of one year if Kent Thiry is no longer Chief Executive Officer of the Company at any time during the first two years of his employment, so long as he resigns within sixty days of such occurrence. If at any time during the first two years of Mr. Kelly’s employment, Kent Thiry is no longer Chief Executive Officer of the Company and Mr. Kelly has resigned within sixty days of a constructive discharge or for good cause, the vesting of his stock option grant shall be accelerated by one year. The Agreement provides further that Mr. Kelly is prohibited from competing with the Company and from soliciting employees, patients, physicians or customers of the Company for a period of two years following the termination of his employment for any reason.

Mr. Kelly does not have any family relationship with any other executive officer of the Company, with any director of the Company, or with any person selected to become an officer or a director of the Company. Neither Mr. Kelly, nor any member of his immediate family, are a party to any other transactions or proposed transactions with the Company.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number
10.1	Employment Agreement, dated June 7, 2004, by and between DaVita Inc. and Tom Kelly.(1)

(1)	Filed on August 5, 2004 as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVITA INC.

Date: October 19, 2004	/S/ LORI S. RICHARDSON-PELLICCIONI
Lori S. Richardson-Pelliccioni Interim General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated June 7, 2004, by and between DaVita Inc. and Tom Kelly.(1)

(1)	Filed on August 5, 2004 as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2004.